SANSWIRE INVITED TO YUMA TO CONDUCT FLIGHT TESTING AND DEMONSTRATIONS OF ARGUS ONE AIRSHIP

       Testing to be Conducted at the U.S. Army Yuma Proving Ground Facility

KENNEDY SPACE CENTER, FL – April 14, 2011 (Marketwire) - Sanswire Corp. (OTCBB: SNSR), a developer of lighter-than-air unmanned aerial vehicles (“UAVs”) and related technologies, announced today that the Company has been invited by the U.S. Department of Defense (“DoD”) to conduct flight testing and demonstrations of its Argus One UAV at the U.S. Army proving ground facility in Yuma, Arizona.  The Company expects to carry out such flight testing operations and demonstrations during a two week period in May/June 2011 and plans on conducting a series of tests ranging from ground based tactical launch scenarios to both tethered and free flight operations.  The Company has been working with the DoD to finalize a flight safety plan relating to such test operations and will set the actual dates of the testing and demonstrations once such safety plan has been approved.

Sanswire is working with its technical partner, Eastcor Engineering, on the continued development and testing of the Argus One UAV and Eastcor will oversee and carry out the flight testing and demonstrations in Yuma.  The Company will transport the Argus One out to Yuma where the airship and its systems will be readied for flight tests at the Army’s facilities and ranges which cover more than 1,300 square miles of terrain and 2,000 square miles of restricted airspace.  For these tests, the Argus One will be operated from a ground station and will be outfitted with a prototype intelligence, surveillance and reconnaissance (“ISR”) package provided by a leading defense contractor working with Sanswire and Eastcor on the project.  Additionally, the Company plans to fly the Argus One with a tracking and monitoring system provided by Global Telesat Corp. (“GTC”). The ISR and tracking systems will be integrated into Argus One’s pod bay located at the front of the airship, which can be attached or removed easily for rapid tactical launch scenarios and ease of mobilization.

Glenn Estrella, CEO of Sanswire stated “While we are conducting flight testing of the Argus One airship in Easton, MD where it was developed, Yuma will be our first chance to conduct untethered flight tests and demonstrations. We believe the Yuma tests will be critical to the further advancement of our Argus One UAV and the readying of the platform for real-life operations.  Our collaboration with not only Eastcor but with GTC and our other partners at Yuma represents yet another step towards the commercialization of our integrated UAV solution.”

Sanswire’s Chairman Michael Clark added, “We are excited by the opportunity to test fly the Argus One at the Yuma proving grounds facility and we look forward to showcasing the Argus One’s capabilities to potentially interested parties.”

The U.S. Army’s Yuma proving grounds facility has the infrastructure for complete, realistic testing of nearly all weapon systems in the ground combat arena. It is well equipped for a wide variety of commodity areas, including artillery, manned and unmanned aviation systems, armor, tactical vehicle, electronic countermeasure, and air delivery testing, making it an invaluable, cost effective resource for invited developers of military equipment.

About Sanswire Corp.

Sanswire Corp. (OTCBB: SNSR) designs, develops, markets and sells autonomous, lighter-than-air UAVs capable of carrying payloads that provide persistent security and/or wireless communications solutions at low, mid, and high altitudes.  Sanswire’s airships, when integrated with electronics systems and other high technology payloads, are designed for use by government-related and commercial entities that require real-time intelligence, surveillance and reconnaissance or communications support for military, homeland defense, border control, drug interdiction, natural disaster relief and maritime missions.  For more information regarding the Company, please visit www.sanswire.com, or view our reports and filings with the Securities and Exchange Commission on http://www.sec.gov.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements.  These statements include those regarding the timing or results of any flight testing of our UAVs, the approval of the Company’s flight safety plan, the expected payloads or systems to be carried on the Argus One for testing, the further advancement, development or commercialization of the Company’s UAVs, the outcome of any demonstrations of the Company’s airships, potential interested parties, the capabilities and advantages of the Company's technology and products, the ability of the Company to capitalize on market demand and grow the Company's business, the Company's ability to successfully commercialize its airships, or execute its strategy and business plans, the effects of any changes in the Company’s operations, the Company’s ability to enhance shareholder value, and the outcome of any negotiations with government entities. The words "forecast," "project," "intend," "expect," “plan, ” "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Contact:	Sanswire Corp.
321-452-3545

Barbara Johnson
investors@sanswire.com